CONSENT OF INDEPENDENT
                              CHARTERED ACCOUNTANTS


We have issued our report dated September 8, 2000 accompanying the June 30, 2000 financial statements of Cohy China Communications Corporation. We consent to the use of the aforementioned report in the Registration Statement on Form SB-2 and Prospectus, and to the use of our name under the caption "Experts".




/s/
Grant Thornton LLP
Canadian Member Firm of
Grant Thornton International


Kelowna, Canada
January 26, 2001